Exhibit 10.34

Advanced Energy Industries, Inc.

ANNUAL INCENTIVE PLAN

Article 1.
PURPOSE AND DURATION
Purpose. This Advanced Energy Industries, Inc. Annual Incentive Plan is intended to motivate employees of the Company and its Affiliates achieve performance objectives, measured on an annual basis, that are aligned with the Company’s objectives and which are intended to result in increased value to the shareholders of the Company. Awards granted under this Plan represent Cash Incentive Awards under, and will be subject to the terms of, the Advanced Energy Industries, Inc. 2023 Amended and Restated Omnibus Incentive Plan In the event of any discrepancy between the terms of this Plan and the terms of the Omnibus Incentive Plan, the terms of the Omnibus Incentive Plan shall control.
Duration. The Plan is effective for Award Periods beginning as of January 1, 2024, and will remain in effect until terminated pursuant to Article 9.
Article 2.
DEFINITIONS AND CONSTRUCTION
Definitions. Wherever used in the Plan, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized. Capitalized terms not otherwise defined herein shall have the same meanings as in the Omnibus Incentive Plan:
(a)“Affiliate” means any corporation or any other entity that is directly or indirectly, controlled by, or under common control by the Company.
(b)“AIP Committee” means the Chief Executive Officer of the Company (“CEO”) or a committee of one or more employees or other individuals appointed by the CEO to administer the Plan. No member of the AIP Committee may act or pass upon any matters pertaining to the eligibility for, or participation in, the Plan of any AIP Committee member or Section 16 Participant, and instead, the Administrator (i.e., the Board or the Committee) will act as the AIP Committee with respect to such matters. Further, if a Participant becomes a Section 16 Participant following the end of an Award Period but before the Award is payable, if any, for such Section 16 Participant, the Administrator will act as the AIP Committee with respect to such Section 16 Participant.
(c)“Award Period” means the fiscal year of the Company or such period longer or shorter than a fiscal year, as determined by the Administrator. Each Award Period shall be divided for performance calculation purposes into two six-month performance measurement periods (i.e., January 1 to June 30 and July 1 to December 31), unless another division of periods (or no division) is determined by the Administrator.

(d)“Base Salary” of a Participant means the annual rate of base pay in effect for such Participant as of the last day of the Award Period, or such other date as the Administrator specifies.
(e)“Entry Deadline” means, as to any Award Period, the first business day in the last Company fiscal quarter of such Award Period (i.e., October 1 or the first subsequent business day), or such other date as the Committee may determine for the applicable Award Period. For the avoidance of doubt, the Committee may modify an Entry Deadline for an Award Period at any time during or following such Award Period (but prior to payment of any Awards for such Award Period).
(f)“Omnibus Incentive Plan” means Advanced Energy Industries, Inc. Amended and Restated 2023 Omnibus Incentive Plan, as from time amended and in effect.
(g)“Participant” means, as to any Award Period, any employee of the Company or an Affiliate who is at a job level grade of tier 6, or other job grade level or other employee selected by the AIP Committee, subject in all cases to Section 3.1. However, except as provided in Section 3.1, a Participant for a given Award Period does not include any employee who first commences employment at the Company or an Affiliate after the Entry Deadline for the applicable Award Period. Notwithstanding the foregoing, the AIP Committee, in its sole discretion, may determine that an otherwise eligible employee or group of employees (including all or a portion of employees in an otherwise eligible job level grade) will not be a Participant in the Plan for a given Award Period. Only employees (not independent contractors) of the Company or one of its Affiliates may be a Participant in this Plan.
(h)“Plan” means the arrangement described herein, as from time amended and in effect.
Gender and Number. Except where otherwise indicated by the context, any masculine term used herein includes the feminine, the plural includes the singular, and the singular the plural.
Article 3.
ELIGIBILITY

Section 3.1 Participation. All eligible Participants will be automatically enrolled in the Plan for each Award Period on the first day of such Award Period or, if later (or again), on the first full business day during such Award Period that the individual first meets the definition of “Participant” for such Award Period (e.g., the individual moves to an eligible job level grade level). Participants who become eligible to participate in the Plan after the beginning of an Award Period (e.g., promoted, hired or rehired) may be eligible for a Cash Incentive Award payment on a prorated basis. Unless otherwise determined by the AIP Committee, a Participant enrolled in the Plan during an Award Period will cease to be enrolled for the portion of such Award Period in which such individual no longer meets the definition of “Participant”; provided, however, that they may remain eligible to receive an Award for the portion of such Award Period in which they met the definition of “Participant”, and provided the Participant meets the other terms and conditions for eligibility to receive an Award unless determined otherwise by the AIP Committee. Notwithstanding the foregoing, the AIP Committee may determine that an otherwise eligible employee will not be a Participant in the Plan for a given Award Period or a portion thereof. Accordingly, a Participant who participates in the Plan in a given Award Period is not in any way guaranteed or assured of participation in the Plan in any subsequent Award Period. Unless otherwise determined by the AIP Committee, a Participant in this Plan is not eligible to participate concurrently in any other annual or short-term incentive plan of the Company or its Affiliates, including sales incentive plans. Notwithstanding the foregoing, in determining whether an otherwise eligible employee shall become a Participant with respect to an Award Period (or portion thereof), the AIP Committee, in its sole discretion, may provide that an individual will be deemed to have become a Participant on the first day of the Award Period, if, as of the Entry Deadline for such Award Period, (a) such individual was an employee of an entity or its predecessor that, by virtue of an acquisition or similar transaction by the Company, first became an Affiliate after the Entry Deadline for the Award Period, and (b) such employee otherwise meets the definition of a “Participant”.

Section 3.2 New Hires; Transfers In, Out and Between Eligible Positions.

(a)For a Participant who is promoted into a position that is eligible for a Cash Incentive Award, or promoted into a position that is eligible for additional Cash Incentive Award, the AIP Committee may (1) select such employee as a Participant at any time during the course of a Award Period, (2) take action as a result of which there is an additional Cash Incentive Award made to a Participant who, as to an Award Period that is in progress, is already a Participant and as to whom a Cash Incentive Award is already in effect where the additional Cash Incentive Award relates to the same Award Period, or (3) change the Performance Goals, or potential award amount under a Cash Incentive Award that is already in effect. In such event, the AIP Committee may, but is not required to, prorate the amount that would otherwise be payable under such Cash Incentive Award if the Participant had been employed during the entire Award Period to reflect the period of actual employment during the Award Period.
(b)If a Participant is demoted during a Award Period, the AIP Committee may decrease the potential award amount of any Cash Incentive Award, or revise the Performance Goals, as determined by the AIP Committee to reflect the demotion.
(c)If a Participant is transferred from employment by the Company to the employment of an Affiliate, or vice versa, or between Affiliates, the AIP Committee may revise the Participant’s Cash Incentive Award to reflect the transfer, including changing the potential Award amount or Performance Goals.

Section 3.3 Termination of Employment.

(d)Except as otherwise provided under the terms of an employment or severance agreement between a Participant and the Company, no Participant shall earn an Award for an Award Period unless the Participant is employed by the Company or an Affiliate (or is on an approved leave of absence) on the date of payment of such Award, or unless payment is approved by the Administrator after considering the cause of termination.

Article 4.
AWARD AMOUNTS AND WEIGHTINGS
(a)At the time of grant of a Cash Incentive Award, the AIP Committee shall determine for each Award the Performance Goals, and the amount payable to the Participant if and to the extent the Performance Goals are met. Performance Goals for current year are set forth on an appendix to this Plan.
(b)The amount payable to a Participant may be designated as a flat dollar amount or as a percentage of the Participant’s Base Salary, or may be determined by any other means as the Administrator may specify at the time the Cash Incentive Award is granted. The maximum amount of the Cash Incentive Award that may be earned by and paid to any Participant in respect of an Award Period shall not exceed $3 million.
(c)The Administrator may weight each performance period differently based on the underlying business plan for the Award Period (i.e. 1H at 40%, 2H at 60%). Unless otherwise determined by the Administrator, in no instance can the target Performance Goals weighting exceed 100% in any Award Period. Unless otherwise determined by the Administrator, Company-wide achievement will fund an overall incentive pool 50% at threshold, 100% at target, and 200% at stretch, each of which will be determined by the Administrator; provided that, the Administrator may determine that certain employment level tiers or other categories of Participants are not eligible for stretch achievement. The Administrator may determine that one or more Performance Goals must be met to trigger pool funding for the remaining Performance Goals. Achievement percentages between the threshold and target and between the target and stretch levels will, unless otherwise determined by the Administrator, be interpolated based on actual results in each category to determine the final achievement percentage to fund the pool. The AIP Committee (or Administrator, as appropriate) may also establish other individual achievement scales for any or all Participants.
Article 5.
PAYMENT
Evaluating Performance and Computing Awards.

(a) As soon as practicable following the close of an Award Period, the Administrator shall determine whether and to what extent the Performance Goals and other material terms of the Cash Incentive Award issued for such period were satisfied, and shall determine whether any discretionary adjustments under Subsection (b) shall be made. Based on such determination, the Administrator (or its delegee the AIP Committee) shall determine the award amount payable to a Participant under the Cash Incentive Award for that Award Period. The Company may permit or require the deferral of payment of any Cash Incentive Award in accordance with the terms of any deferred compensation plan or similar arrangement established by the Company.

(b) The Administrator may adjust any Participant's Award amount to take into account or exclude the effects of any material unforeseen or extraordinary events that would otherwise result in unintended enlargement or diminution of benefits under the Award.

The Administrator may also provide in the terms of any Award for adjustments to amounts payable based on individual performance.

Section 5.2.  Timing and Form of Payment. When the payment due to the Participant has been determined, payment shall be made in a cash lump sum in the calendar year immediately following the close of the Award Period, typically as soon as practicable after the Administrator has certified the extent to which the Performance Goals have been achieved.
Article 6.
RIGHTS OF PARTICIPANTS
No Funding. No Participant shall have any interest in any fund or in any specific asset or assets of the Company or any Affiliate by reason of any Cash Incentive Award under the Plan. It is intended that the Company has merely a contractual obligation to make payments when due hereunder and it is not intended that the Company or any Affiliate hold any funds in reserve or trust to secure payments hereunder.
No Transfer. No Participant may assign, pledge, or encumber his or her interest under the Plan, or any part thereof.
No Implied Rights; Employment. Nothing contained in this Plan shall be construed to:
(a)Give any employee or Participant any right to receive any award other than in the sole discretion of the Administrator;
(b)Limit in any way the right of the Company or an Affiliate to terminate a Participant’s employment at any time; or
(c)Be evidence of any agreement or understanding, express or implied, that a Participant will be retained in any particular position or at any particular rate of remuneration.
Article 7.
ADMINISTRATION
General. The Plan shall be administered by the AIP Committee or where required by law or otherwise provided for in this Plan, the Administrator (i.e. the Board or Committee).
Authority. In addition to the authority specifically provided herein, the Administrator shall have full power and discretionary authority to: (a) administer the Plan, including but not limited to the power and authority to construe and interpret the Plan; (b) correct errors, supply omissions or reconcile inconsistencies in the terms of the Plan or any Cash Incentive Award; (c) establish, amend or waive rules and regulations, and appoint such agents, as it deems appropriate for the Plan’s administration; and (d) make any other determinations, including factual determinations, and take any other action as it determines is necessary or desirable for the Plan’s administration.

Decision Binding. The AIP Committee’s or Administrator’s determinations and decisions made pursuant to the provisions of the Plan and all related orders or resolutions of the Board or Committee shall be final, conclusive and binding on all persons who have an interest in the Plan or an award, and such determinations and decisions shall not be reviewable.
Article 8.
AMENDMENT AND TERMINATION
Section 8.1.  Amendment. The Committee may modify or amend, in whole or in part, any or all of the provisions of the Plan or any Cash Incentive Award, and may suspend the Plan, at any time; provided, however, that, except for modifications expressly contemplated by the Plan, no such modification, amendment, or suspension may, without the consent of the Participant or his legal representative in the case of his death, adversely affect the amount of any payment due under the Plan with respect to any Cash Incentive Award in effect prior to the date of such modification, amendment or suspension.
Section 8.2.  Termination. The Committee may terminate the Plan at any time; provided, however, that no such termination may, without the consent of the Participant or his legal representative in the case of his death, adversely affect the amount of any payment due under the Plan with respect to any Cash Incentive Award in effect prior to the date of such termination.
Article 9.
TAX WITHHOLDING

The Company shall have the right to deduct from all cash payments made hereunder (or from any other payments due a Participant) any foreign, federal, state, or local taxes required by law to be withheld with respect to such cash payments.

Article 10.
OFFSET

The Company shall have the right to offset from any amount payable hereunder any amount that the Participant owes to the Company or any Affiliate, e.g. due to the Company’s clawback policy, without the consent of the Participant (or his estate, in the event of the Participant’s death).

Article 11.
SUCCESSORS

All obligations of the Company under the Plan with respect to Cash Incentive Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business and/or assets of the Company. The Plan shall be binding upon and inure to the benefit of the Participants and their heirs, executors, administrators and legal representatives.